EXHIBIT 99

                                                                            NEWS

                                     Company Contact:  Anthony Christon
                                                       Chief Financial Officer
                                                       Jaclyn, Inc.
                                                       (201) 868-9400

            JACLYN, INC. REPORTS FINANCIAL RESULTS FOR FIRST QUARTER
            --------------------------------------------------------


FOR IMMEDIATE RELEASE
---------------------

West New York, NJ, November 14, 2005.....................JACLYN, INC. (AMEX:JLN)
today reported financial results for the first quarter ended September 30, 2005.

Net Sales for the three-month period ended September 30, 2005 were $29,248,000 compared to $35,805,000 for last year's first fiscal quarter. The Company reported net earnings of $146,000, or $.06 per diluted share, for the first quarter ended September 30, 2005. This compares to net earnings of $865,000, or $.32 per diluted share, for the quarter ended September 30, 2004.

Allan Ginsburg, Chairman of the Board, reported "As anticipated and previously reported, this year's first fiscal quarter reflects lower sales and earnings results compared to the same period last year, primarily due to several programs which were not repeated this year by one of our larger women's sleepwear customers, and partly attributable to the timing of certain shipments." Mr. Ginsburg also stated, "While we look forward to a positive performance for the second fiscal quarter, we anticipate that the second half of fiscal 2006 will be challenging in light of a number of factors, including the unknown impact of higher energy costs on consumer spending."

Note: This press release contains forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends. Additional uncertainty exists for the potential negative impact that a recurrence of Sudden Acute Respiratory Syndrome ("SARS") may have on our business relative to production in the Far East and other countries in which we operate.


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Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infants' and children's apparel, handbags, premiums and related accessories. Website: jaclyninc.com
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                          JACLYN, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)



                                                         First Quarter
                                                      Ended September 30,
                                                 ---------------------------
                                                     2005           2004
                                                 ------------   ------------
Net Sales                                        $ 29,248,000   $ 35,805,000

Net Earnings                                     $    146,000   $    865,000

Net Earnings per
    Common Share - Basic                         $        .06   $        .34

Net Earnings  per
    Common Share- Diluted                        $        .06   $        .32

Weighted Average Number of
    Shares Outstanding - Diluted                    2,609,000      2,674,000